Exhibit 99.1

PRESS RELEASE
FOR IMMEDIATE RELEASE

KBW, Inc. Announces First Quarter 2010 Results

New York, NY – April 29, 2010 – KBW, Inc. (NYSE: KBW), a full-service investment bank that specializes in the financial services sector, today announced record quarterly revenues of $133.3 million and non-GAAP operating net income of $13.1 million, or $0.36 per diluted share, for the quarter ended March 31, 2010.  This compares to non-GAAP operating net income of $1.6 million, or $0.05 per diluted share, for the corresponding quarter in 2009 and non-GAAP operating net income of $5.3 million, or $0.15 per diluted share, for the fourth quarter of 2009.  See “Non-GAAP Financial Measures” below for a reconciliation of our non-GAAP operating results to our GAAP results.  GAAP net income was $11.6 million, or $0.32 per diluted share, for the quarter ended March 31, 2010.  This compares to GAAP net income of $0.7 million, or $0.02 per diluted share, for the corresponding quarter in 2009 and GAAP net income of $3.8 million, or $0.11 per diluted share, for the fourth quarter of 2009.

John G. Duffy, Chairman and Chief Executive Officer, said “I am extremely pleased with the results that we were able to achieve in the first three months of this year. Our performance was driven by a high level of activity in our equity capital markets business and marked improvement in our fixed income sales and trading results. I am also very pleased to announce the initiation of our operations in Hong Kong and Tokyo and to note that Asian equities sales specialists have joined us in New York and London to supplement this global effort.”

Highlights for the quarter ended March 31, 2010 include:

•
Investment banking revenue was a record $70.0 million compared with $26.9 million for the first quarter of 2009, an increase of $43.1 million, or 160.5%, primarily driven by record equity capital markets revenue in the 2010 quarter. Compared with the fourth quarter of 2009, investment banking revenue increased $36.5 million, or 108.9%.

•
Commissions revenue remained relatively unchanged at $35.4 million compared with the first quarter of 2009.  Compared with the fourth quarter of 2009 total of $33.5 million, commissions revenue increased $1.9 million, or 5.5%.

•
Principal transactions generated net revenue of $19.0 million, including $12.9 million in fixed income revenue, compared with $4.1 million for the first quarter of 2009, an increase of $14.9 million. Compared with the fourth quarter of 2009 total of $12.2 million, principal transactions, net revenue increased $6.8 million, or 55.6%, primarily due to higher fixed income revenue.

•
Other revenue increased $3.8 million to $5.7 million compared with $1.9 million for the fourth quarter of 2009, primarily due to an increase of $3.9 million in fees earned by the loan portfolio sales group.

•
The operating compensation and benefits ratio was 59.5% on a non-GAAP basis (GAAP compensation and benefits expense adjusted for the 2006 initial public offering restricted stock awards amortization) compared with 60.0% for the first quarter of 2009. Operating compensation and benefits expense was $79.3 million, an increase of 82.9% compared with $43.4 million for the first quarter of 2009, primarily reflecting higher revenues. GAAP compensation and benefits expense was $81.9 million, an increase of 79.3% compared with $45.7 million for the first quarter of 2009.

•	As of March 31, 2010, stockholders’ equity, which was all tangible, amounted to $463.3 million and preliminary book value per share was $14.74.

KBW, Inc. expects to file its quarterly report on Form 10-Q with the U.S. Securities and Exchange Commission on or about May 10, 2010.

About KBW
KBW, Inc. through its subsidiaries Keefe, Bruyette & Woods, Inc., Keefe, Bruyette & Woods Limited, Keefe, Bruyette & Woods Asia Limited and KBW Asset Management, Inc. is a full service investment bank specializing in the financial services industry.

Statements in this press release that are not statements of historical or current fact constitute forward-looking statements.  In some cases, you can identify these statements by words such as “may”, “might”, “will”, “should”, “expect”, “plan”, “intend”, “anticipate”, “believe”, “estimate”, “predict”, “potential”, or “continue”, the negative of these terms and other comparable terminology.  Such forward-looking statements, which are based on various underlying assumptions and expectations and are subject to risks, uncertainties and other unknown factors, may include projections of our future financial performance based on our growth strategies and anticipated trends in our business.  These statements are only predictions based on our current expectations and projections about future events, and there are or may be important factors that could cause our actual results to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements.  These factors include, but are not limited to, those discussed under the caption “Risk Factors” in our annual report on Form 10-K , which is available at the Securities and Exchange Commission website at www.sec.gov.  Unless required by law, we undertake no obligation to publicly update or revise any forward-looking statement to reflect circumstances or events after the date of this press release.

KBW, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(Dollars in thousands, except per share information)
(unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
	2010	2009	2009
Revenues:
Investment banking	$69,962	$33,492	$26,860
Commissions	35,404	33,549	36,019
Principal transactions, net	19,047	12,240	4,116
Interest and dividend income	2,884	4,094	1,738
Investment advisory fees	294	1,852	313
Other	5,719	1,917	3,230

Total revenues	133,310	87,144	72,276

Expenses:
Compensation and benefits	81,878	51,194	45,667
Occupancy and equipment	5,612	5,471	5,159
Communications and data processing	7,656	7,163	6,660
Brokerage and clearance	5,086	4,780	3,882
Business development	3,460	3,656	3,032
Interest	258	790	169
Other	9,050	8,294	5,777
Non-compensation expenses	31,122	30,154	24,679
Total expenses	113,000	81,348	70,346
Income before income taxes	20,310	5,796	1,930
Income tax expense	8,689	2,025	1,200
Net income	$11,621	$3,771	$730

Earnings per share:
Basic	$0.32	$0.11	$0.02
Diluted	$0.32	$0.11	$0.02

Weighted average number of common
shares outstanding:
Basic	32,240,838	31,619,722	31,354,507
Diluted	32,240,838	31,619,722	31,354,507

Non-GAAP Financial Measures

We have reported in this press release our compensation and benefits expense, income before income taxes, income tax expense, net income, compensation ratio and basic and diluted earnings per share on a non-GAAP basis for the three months ended March 31, 2010, December 31, 2009 and March 31, 2009.  The non-GAAP amounts exclude compensation expense related to the amortization of IPO restricted stock awards granted in November 2006.  Our management utilizes these non-GAAP calculations in understanding and analyzing our financial results.  Our management believes that the non-GAAP measures provide useful information by excluding certain items that may not be indicative of our core operating results and business outlook. Our management believes that these non-GAAP measures will allow for a better evaluation of the operating performance of our business and facilitate meaningful comparison of our results in the current period to those in prior periods and future periods. Our reference to these non-GAAP measures should not be considered as a substitute for results that are presented in a manner consistent with GAAP. These non-GAAP measures are provided to enhance investors’ overall understanding of our current financial performance.

A limitation of utilizing these non-GAAP measures is that the GAAP accounting effects of these events do in fact reflect the underlying financial results of our business and these effects should not be ignored in evaluating and analyzing our financial results. Therefore, management believes that our GAAP measures of compensation and benefits expense, income before income taxes, income tax expense, net income, compensation ratio and basic and diluted earnings per share and the same respective non-GAAP measures of our financial performance should be considered together.

We expect to grant restricted stock awards and other share-based compensation in the future. We do not expect to make any such substantial grants to employees outside of our regular compensation and hiring process, as we did when we granted the restricted stock awards in connection with our IPO.

The following provides details with respect to reconciling compensation and benefits expense, income before income taxes, income tax expense, net income, compensation ratio and basic and diluted earnings per share on a GAAP basis for the three months ended March 31, 2010, December 31, 2009 and March 31, 2009 to the aforementioned captions on a non-GAAP basis.

	GAAP	Reconciliation Amount		Non-GAAP
	(dollars in thousands, except per share information)
Three Months Ended March 31, 2010:
Compensation and benefits expense	$81,878	$(2,558)	(a)	$79,320
Income before income taxes	$20,310	$2,558	(a)	$22,868
Income tax expense	$8,689	$1,094	(b)	$9,783
Net income	$11,621	$1,464	(c)	$13,085
Compensation ratio (d)	61.4%			59.5%

Earnings per share (e):
Basic	$0.32	$0.04		$0.36
Diluted	$0.32	$0.04		$0.36

Weighted average number of
common shares outstanding (e):
Basic	32,240,838	-	(f)	32,240,838
Diluted	32,240,838	-	(f)	32,240,838

Three Months Ended December 31, 2009:
Compensation and benefits expense	$51,194	$(2,610)	(a)	$48,584
Income before income taxes	$5,796	$2,610	(a)	$8,406
Income tax expense	$2,025	$1,058	(b)	$3,083
Net income	$3,771	$1,552	(c)	$5,323
Compensation ratio (d)	58.7%			55.8%

Earnings per share (e):
Basic	$0.11	$0.04		$0.15
Diluted	$0.11	$0.04		$0.15

Weighted average number of
common shares outstanding (e):
Basic	31,619,722	-	(f)	31,619,722
Diluted	31,619,722	-	(f)	31,619,722

Three Months Ended March 31, 2009:
Compensation and benefits expense	$45,667	$(2,302)	(a)	$43,365
Income before income taxes	$1,930	$2,302	(a)	$4,232
Income tax expense	$1,200	$1,431	(b)	$2,631
Net income	$730	$871	(c)	$1,601
Compensation ratio (d)	63.2%			60.0%

Earnings per share (e):
Basic	$0.02	$0.03		$0.05
Diluted	$0.02	$0.03		$0.05

Weighted average number of
common shares outstanding (e):
Basic	31,354,507	-	(f)	31,354,507
Diluted	31,354,507	-	(f)	31,354,507

(a)	The non-GAAP adjustment represents the pre-tax expense with respect to the amortization of the IPO restricted stock awards granted to employees in November 2006.
(b)	The non-GAAP adjustment with respect to income tax expense represents the elimination of the tax benefit resulting from the amortization of the IPO restricted stock awards in the period.
(c)	The non-GAAP adjustment with respect to net income was the after-tax amortization of the IPO restricted stock awards in the period.
(d)	Compensation ratios were calculated by dividing compensation and benefits expense by total revenues in each respective period.
(e)	Basic and diluted common shares outstanding are equal for each respective period as the inclusion of incremental participating securities was anti-dilutive.
(f)	Both the basic and diluted weighted average number of common shares outstanding were not adjusted.

Further information regarding these non-GAAP financial measures is included in our annual report on Form 10-K, which is available to the public at the Securities and Exchange Commission’s (SEC) website at http://www.sec.gov and at our website at http://www.kbw.com. You may also read and copy this report at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549, U.S.A. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

Contacts

Investors:
KBW Investor Relations
Alan Oshiki, 866-529-2339
or
Media:
Intermarket Communications
Neil Shapiro, 212-754-5423

Source: KBW, Inc.